For Period ended 09/30/05                                            All Series
File number 811-3333

Sub-Item 77D(g): Policies with respect to security investments
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In March 2005,  the Board of Directors of USAA Tax Exempt Fund,  Inc.  (Company)
approved amendments to the By-laws of the Company to conform those provisions with final rules adopted by the Securities and Exchange Commission (SEC), and to standardize the substantive provisions of the By-laws of the Company with respect to certain operational matters related to board and committee meetings.